EXHIBIT 99.1

NEWS RELEASE

Contact:             Karla J. Kimrey
                     Vice President, Investor Relations
                     303.673.5020
                     ask_stk@storagetek.com


      STORAGETEK ANTICIPATES EXCEEDING THIRD QUARTER EARNINGS EXPECTATIONS

               Secures New $150 Million Revolving Credit Facility

LOUISVILLE, Colo., October 11, 2001 - StorageTek(R) (Storage Technology Corp.), (NYSE: STK), announced today that the Company expects to exceed the third-quarter 2001 earnings per share expectations of $0.09 as reported by Thomson Financial/First Call. Total revenue is expected to be approximately $500 million. The Company is still completing its review of its results for the quarter ended September 28, 2001 and will report these results after market close on Wednesday, October 24, 2001.

"In light of the extraordinary events that have taken place in recent weeks, we feel compelled to provide the investment community with some assurance that we are delivering on our plans as we all seek to gauge the complete impact on the economic environment," said Patrick Martin, StorageTek chairman, president and chief executive officer. "Our preliminary results demonstrate our continued progress in improving productivity, unleashing trapped profitability and executing our business plan despite a difficult market environment."

The Company also announced that it has secured a new, multi-year, $150 million revolving credit facility with a syndicate of banks. The facility replaces a prior multi-year revolver that was due to expire this month. The new revolving credit facility will be available for general corporate activities. "Our banks continue to express confidence in StorageTek and our business. We believe this facility gives us the flexibility we need to further execute on our strategy and exploit market opportunities," said Robert Kocol, StorageTek's chief financial officer.

The assumptions, expectations and forecasts contained herein regarding StorageTek's future plans, financial results and performance may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties include, without limitation, the timely introduction, manufacture and market acceptance of products; successfully containing operating expense levels while increasing revenue; managing aggressive competition and pricing pressures on the Company's products and services; developing new distribution channels for the Company's products and services; and other risks that are discussed in StorageTek's reports on Forms 10-K, 10-Q and 8-K that are filed with the Securities and Exchange Commission
(SEC) and which are available on the Internet.